Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Provident Financial Services, Inc.

We consent to the incorporation by reference in the registration statement no. 333-103041 on Form S-8 of Provident Financial Services, Inc. of our report dated June 28, 2010, relating to the statements of net assets available for plan benefits of The Provident Bank 401(k) Plan as of December 31, 2009 and 2008, the related statements of changes in net assets available for plan benefits for the years then ended, and the supplemental Schedule H, line 4i- Schedule of Assets (Held at End of Year) as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 11-K of The Provident Bank 401(k) Plan.

/s/ KPMG LLP

Short Hills, NJ

June 28, 2010

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